Exhibit 99.1

Orsus Xelent Posts 11.4% Increase In 2009 First Quarter Net Income On 4.8% Decrease In Revenues Compared To Same Period Last Year; Company Reiterates Expectation Of 15% Full Year Sales Increase; Adds That Profits Also Are Expected To Grow

NEW YORK, NY—May 20, 2009 –Reflecting the difficult environment that has continued in the Chinese telecom market, Orsus Xelent Technologies, Inc. (NYSE-Amex:ORS), a designer and manufacturer of award-winning mobile phones for the Asian market, announced today that in its first quarter ended March 31, 2009, revenues declined roughly 4.8% compared with the same period last year.  However, the Company reported improvements during the quarter in gross profit margins and net profit margins which led to an 11.4% gain in net income compared with results in last year’s first quarter.

In the 2009 quarter, net income reached $2,135,000 or $0.07 per share, compared with $1,917,000 or $0.06 per share in the same period last year, on sales in these periods of $19,724,000 and $20,719,000 respectively.

Mr. Guoji Liu, who was named CEO of Orsus on April 2, 2009, commented, “While the overall economic situation in China is benefitting from major government subsidies, some industries— such as those related to infrastructure— are doing better than others.  In the telecom industry the benefits are more indirect and the competition is particularly strong at the lower end of the market where, nevertheless, the greatest opportunity for new sales has existed.”

Mr. Liu added, “It’s possible the worst may be past, however, as there has been some increasing clarity in the industry restructuring and, more telling, as reported by a leading market research organization, sales volume of mobile phones nationwide in China is up about 10% from the final quarter of 2008, although down 11% from the same period last year.”

“In these conditions,” Mr. Liu continued, “we have executed our strategy focused on reducing costs and optimizing results, even as we have shifted most of our business to sales of lower margin hand sets in rural areas.  At the same time, we also have been looking ahead to improved opportunities for higher margin sales growth in such areas as bulk sales, special application phones— where we previously have developed an excellent reputation and success—and especially, entering the new 3G market.”

Net Margins Up

During the quarter the Company reported that more than 62% of its mobile phones, while full featured, sold for under $150, which it said was a key factor in lowering gross profits in the period. At the same time, the Company achieved significant reductions in operating expenses primarily because of the success of its T303 customized phone model designed for the telecom operators sector, which contributed nearly 50% of sales. This large quantity of product permitted cost reductions while meeting the needs of the operators and ultimately consumers.  While R & D expenditures also were reduced in the quarter, the Company believes it is already quite well positioned to build sales of higher end products and to obtain a foothold in the emerging 3G market.  As the latter develops it can be expected that R & D will be funded accordingly.

During the quarter, the Company achieved an approximately 39% reduction in accounts payable to approximately $9.9 million from $16.3 million at year end 2008.  This was a consequence of speeding up and managing the delivery of goods to match available capital.  With the Company’s approximately $19.7 million sales in the period, accounts receivable remained the largest component of current assets.  As previously reported in August, 2008, the Company has limited credit to its major distributor and has asked a third party surety company to guarantee the accounts receivable due from this distributor.  The Company said it continues to be engaged in discussions with its distributors to reduce receivables to an amount consistent with sales growth and anticipates progress on this in the second quarter.

Anticipated 15% Profitable Increase in Full Year Revenues

During the remainder of the year, as the consumer goods market continues to recover, the Company said it will continue to focus on maintaining its success in the rural markets it has entered.  At the same time, it will seek to open new sales channels to sell more GSM products as well as to provide new products tailored for telecom operators.  Additionally, the Company still believes it may have opportunities to consummate acquisitions to enhance its longer term development using capital market funds.

Mr. Liu added, “In the first quarter we believe we have established a basis for further revenue development in subsequent periods, leading to what we continue to believe will be at least a 15% full year increase in revenues over prior year results.  Importantly, we also believe that steps we have taken to improve margins, such as bulk sales of customized products, combined with an anticipated re-entry into select higher margin product sales, will permit us to also improve to some extent our full year profits compared with last year, particularly if we see continuing improvement in the overall market.”

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China ("PRC"). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as fingerprint recognition and touch-screen displays. The Company also is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

SEE ATTACHED TABLES

Contact:
Orsus Xelent Technologies, Inc.
Guoji Liu
Director & CEO

PRC:
Tel: 010-85653777
Fax: 010-85653666

US:
Ken Donenfeld
Tel: 212-402-7838
Fax: 646-381-9727

Press:
Tel: 212-425-5700
Fax: 646-381-9727

Orsus Xelent Technologies, Inc.
Condensed Consolidated Statements of Income and Other Comprehensive Income
For the three months ended March 31, 2009 and 2008
(Dollars in thousand except share data and per share amounts)

	(Unaudited) Three months ended March 31,
	2009	2008
	US$’000	US$’000

Operating revenue - Net sales	19,724	20,719

Cost of operating revenue	(16,632)	(17,501)

Gross income	3,092	3,218

Operating expenses:
Sales and marketing	123	103
General and administrative	266	436
Research and development	17	115
Depreciation	23	25

	429	679

Operating income	2,663	2,539

Other income (expenses)
Interest expenses	(222)	(238)
Other income, net	17	164

Income before income taxes	2,458	2,465

Income taxes -	(323)	(548)

Net income	2,135	1,917

Other comprehensive income
Foreign currency translation adjustment	64	1,466

Comprehensive income	2,199	3,383

Earnings per share -

Basic and diluted (US$)	0.07	0.06

Weighted average number of common stock outstanding	29,756,000	29,756,000